UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                                 PW Eagle, Inc.
     -----------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
     -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69366Y108
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                              Thomas R. Hudson Jr.
                               Pirate Capital LLC
                        200 Connecticut Avenue, 4th Floor
                                Norwalk, CT 06854
                                 (203) 854-1100
     -----------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 22, 2006
     -----------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 5 Pages)
--------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                             ---------------------
CUSIP NO.      69366Y108              SCHEDULE 13D         PAGE 2 OF 5 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                PIRATE CAPITAL LLC
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                    (b) |X|

--------------------------------------------------------------------------------
    3.      SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                              |_|

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             -0-
                      ----------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                    2,522,209
  OWNED BY            ----------------------------------------------------------
   EACH               9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                  -0-
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             2,522,209
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            2,522,209
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        |_|
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.2%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

------------------------------                             ---------------------
CUSIP NO.       69366Y108             SCHEDULE 13D         PAGE 3 OF 5 PAGES
------------------------------                             ---------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             THOMAS R. HUDSON JR.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) |_|
                                                                    (b) |X|

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                              |_|

--------------------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER

                             -0-
                      ----------------------------------------------------------
 NUMBER OF            8      SHARED VOTING POWER
  SHARES
BENEFICIALLY                 2,522,209
  OWNED BY            ----------------------------------------------------------
   EACH               9      SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH                  -0-
                      ----------------------------------------------------------
                      10     SHARED DISPOSITIVE POWER

                             2,522,209
--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

                             2,522,209
--------------------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*
                                                                        |_|
--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.2%
--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------
                               * SEE INSTRUCTIONS

------------------------------                             ---------------------
CUSIP NO.      69366Y108              SCHEDULE 13D         PAGE 4 OF 5 PAGES
------------------------------                             ---------------------

The Schedule 13D filed on March 10, 2006 by Pirate Capital LLC, a Delaware limited liability company ("Pirate Capital"), and Thomas R. Hudson Jr., relating to the shares of common stock, $0.01 par value (the "Shares"), of PW Eagle, Inc. (the "Issuer"), as previously amended by Amendment No. 1 filed on April 25, 2006, Amendment No. 2 filed on May 15, 2006 and Amendment No. 3 filed on May 22, 2006, is hereby amended by this Amendment No. 4 to the Schedule 13D.

ITEM 4. PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended by the addition of the following:

On August 22, 2006, Pirate Capital entered into a trading plan (the "Trading Plan") with respect Shares of the Issuer that complies with Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934. The Trading Plan is effective from August 22, 2006 to February 22, 2007 and provides for the purchase of up to $30,000,000 of Shares (including commissions).

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CUSIP NO.      69366Y108             SCHEDULE 13D           PAGE 5 OF 5 PAGES
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                                   SIGNATURES

      After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 23, 2006


                                           PIRATE CAPITAL LLC


                                           By: /s/ Thomas R. Hudson Jr.
                                               ---------------------------
                                               Name:  Thomas R. Hudson Jr.
                                               Title: Managing Member


                                               /s/ Thomas R. Hudson Jr.
                                               ------------------------------
                                               Thomas R. Hudson Jr.